Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 252981) of Bioventus Inc. of our report dated August 16, 2019, except for the effects of disclosing net loss per unit information discussed in Note 13 and the effects of discontinued operations discussed in Note 16 to the consolidated financial statements, as to which the date is October 6, 2020, relating to the financial statements of Bioventus LLC which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 26, 2021